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                                                                    EXHIBIT 10.1


                            [AMEREN CORPORATION LOGO]




                               AMEREN CORPORATION

                           DEFERRED COMPENSATION PLAN

               (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2001)










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                               AMEREN CORPORATION

                           DEFERRED COMPENSATION PLAN

               (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2001)



1.       PURPOSE AND AMENDMENT

         The purpose of the Ameren Corporation Deferred Compensation Plan ("Plan") is to provide eligible participants with the opportunity to accumulate capital of up to 30 percent of annual base salary. Participation in the Plan is voluntary. The implementation of the Plan will provide Ameren Corporation and its subsidiaries ("Ameren") with the means to attract and retain key employees by offering a competitive salary deferral program. The Plan is administered by a committee of officers ("Committee") of Ameren Services Company ("Company") who have been appointed by the Chief Executive Officer of Ameren.

         Effective January 1, 2001, Section 9 of the Plan is amended to provide for additional distribution options at retirement.

2.       DEFINITIONS

         Certain words and phrases are defined when first used in later paragraphs of the Plan. In addition, the following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings:

         A. Ameren: As used herein shall mean Ameren Corporation and its subsidiaries.

         B.       Board: The Board of Directors of Ameren Corporation.

         C. Company: As used herein shall mean Ameren Services Company, as agent for Ameren and as administrator of the Plan.

         D. Deferral Account: Book entries reflecting each Participant's Deferred Amounts and Interest credited thereon pursuant to the provisions of Section 7. A separate Deferral Account shall be maintained for each Deferral Commitment commenced hereunder.

         E. Deferral Commitment: The sum of the Salary deferrals to which the Participant obligates himself pursuant to the provisions of Section 4.



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Deferred Compensation Plan (Continued)

         F. Deferred Amount: The amount of Salary which a Participant elects to defer pursuant to the provisions of the Plan.

         G. Effective Date: January 1, 1986, as restated and amended from time to time.

         H. Interest: The amount of interest which a Participant shall be deemed to earn on his Deferred Amounts and which shall be credited to his Deferral Account as determined pursuant to
                  Section 8.

         I. Participant: Any person eligible to participate in the Plan pursuant to Section 3 who elects or has elected to defer a portion of his salary pursuant to the provisions of the Plan.

                  A Participant who transfers employment to any subsidiary of Ameren Corporation or other business entity in which Ameren Corporation has a ten percent (10%) or greater ownership interest, shall be deemed not to have terminated employment as long as such Participant is an employee of such a subsidiary or business entity.

         J. Plan: The Ameren Corporation Deferred Compensation Plan, as revised and restated.

         K. Plan Year: The 12-month period commencing January 1 and ending on December 31, except in the case of the 1986 Plan Year in which case the 5-month period commencing August 1, 1986 and ending on December 31, 1986.

         L. Retirement Age: Normal Retirement Age under the provisions of the Plan shall be 65 years of age. However, retirement shall be permitted under the provisions of the Plan as early as 55 years of age.

         M. Salary: The annual base pay of a Participant, exclusive of any income from commissions, benefits, allowances, and/or other incentive plans paid by Ameren.

3.       ELIGIBILITY

         The Human Resources Committee of the Ameren Corporation Board of Directors shall have sole authority to designate persons eligible to participate in the Plan; however, any member who, as a Participant in the Plan, accelerated a prior Deferral Commitment pursuant to the provisions of Section 4 shall not be eligible to commence any further Deferral Commitments. Any individual who is eligible to participate in the Plan may become a Participant by commencing a Deferral Commitment.



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Deferred Compensation Plan (Continued)

4.       COMMENCING A DEFERRAL COMMITMENT

         A Participant may commence a Deferral Commitment by making an election to defer a percentage of Salary up to a maximum of 30 percent (10 percent for Deferral Commitments commencing prior to January 1, 1991; 20 percent for Deferral Commitments commencing on or after January 1, 1991 and prior to January 1, 1995). The amount of Salary deferred may not reduce the amount of the Participant's non-deferred Salary for the year of deferral below the maximum level of "Federal Insurance Contributions Act taxable wages" (i.e., the FICA wage base). The annual dollar value of the percentage elected by the Participant must be at least $3,500. Except as described below with respect to accelerating a Deferral Commitment, during the term of a Deferral Commitment the deferral percentage elected by the Participant shall not be increased or decreased. (The dollar value of the percentage elected by the Participant will change during the term of Deferral Commitment in response to adjustments to the Participant's Salary.)

         The term of a normal Deferral Commitment shall be four or fewer years (except in the case of a Deferral Commitment commenced on August 1, 1986 in which case the term shall be four years and five months). Beginning on January 1, 1991, the Plan shall consist of separate and non-overlapping four-year segments, each made up of four consecutive calendar years, with all Deferral Commitments commenced on any January 1 therein terminating on the last day of such four-year segment for all purposes hereunder. The Committee may, in its absolute and sole discretion, authorize a term of less than four years.

         In the event that a Participant has fewer years remaining before his retirement than remain in the then current four-year segment described above, the Committee may, at the request of the Participant and in its sole discretion, agree at any time prior to the completion of a Deferral Commitment to waive the 30 percent maximum deferral percentage and the FICA wage base limitations, on terms determined by the Committee, so that such Participant may accelerate his Deferral Commitment into the period remaining before retirement.

         The Participant's Deferred Amounts shall be credited to his Deferral Account by no later than the end of the month in which such amounts would, but for such deferral, be payable to the Participant.

5.       MULTIPLE DEFERRAL COMMITMENTS DURING A FOUR-YEAR SEGMENT

         In the event that a Participant has, pursuant to the provisions of this Section and Section 4, commenced one or more Deferral Commitments during a four-year segment wherein his Deferral Commitments are for less than the maximum deferral percentage of Salary otherwise permitted hereunder, the Participant may commence another Deferral Commitment effective on any subsequent January 1


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Deferred Compensation Plan (Continued)

         prior to the end of the then current four-year segment by electing to defer an additional percentage of his prospective Salary, provided the combined Salary deferral percentages of the Participant's Deferral Commitments in effect during such four-year segment do not exceed the maximum deferral percentage of Salary, and further provided that each additional Deferral Commitment independently satisfies the requirements of Section 4.

6.       TERMS OF DEFERRAL ELECTION

         A Participant's written election to defer Salary shall indicate the percentage amount of Salary which the Participant is electing to defer under the Plan and the method of distribution of such amounts. Such election form shall be filed by the Participant with the Company's Vice President, Human Resources, by no later than the last date specified for such filing. Such election shall be effective on the first day of the next Plan Year.

7.       PARTICIPANT DEFERRAL ACCOUNT

         There shall be established a Deferral Account in the name of each Participant who elects to defer Salary by commencing a Deferral Commitment under the provisions of the Plan. A separate Deferral Account will be maintained for each Deferral Commitment commenced by each Participant. The Deferral Account shall reflect the value of the Participant's Deferred Amounts plus Interest credited thereon with respect to the specific Deferral Commitment. The records for each Deferral Account maintained for the Participant shall be available for inspection by the Participant at reasonable times, and the Company shall furnish the Participant on or before the first day of March of each year a statement indicating the aggregate amount credited to each of the Participant's Deferral Accounts through the last day of the preceding Plan Year and the value of each such Deferral Account on such date.

8.       INTEREST ON DEFERRED AMOUNTS

         Interest calculated at the rate or rates, as hereinafter described, shall accrue from the date Salary deferrals are credited to the Participant's Deferral Account and shall be compounded annually and credited to the Participant's Deferral Account as of the last business day of each Plan Year for which the Participant has a Deferral Account balance. While the Participant is employed by Ameren (except where the Participant has attained 65 years of age) the Participant's Deferral Account balance shall earn Interest at the "Plan Interest Rate." After retirement (and when the Participant remains employed by Ameren after having attained 65 years of age) or following the death of the Participant, the Participant's Deferral Account balance shall earn interest at the "Base Interest Rate."



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Deferred Compensation Plan (Continued)

         The "Plan Interest Rate" for any Plan Year shall be 150 percent of the average Mergent's Seasoned AAA Corporate Bond Yield Index ("Mergent's Index", formerly called "Moody's Index") for the previous calendar year. Interests rates are calculated annually as of the first day of the Plan Year. (For a Deferral Commitment commenced on August 1, 1986, consult the plan document then in effect.)

         The "Base Interest Rate" for any Plan Year shall be equal to the average Mergent's Index for the previous calendar year.

9.       DISTRIBUTION AT RETIREMENT

         At the time that a Participant makes an election to defer Salary under the Plan, he shall select a method for the distribution of the balance of that Deferral Account. Upon retirement, the balance of each of the Participant's Deferral Account(s) shall be distributed to the Participant according to the pay-out method selected by the Participant. A Participant may elect to receive his account distribution as a lump sum or in substantially equal installments over a set period up to 15 years. Under either payment method, a Participant can elect to commence distribution at the time of retirement or defer such payment(s) until March 1 of the calendar year following retirement. (For example, a Participant who retires effective June 1, 2001, may defer payment from his Deferral Account(s) until March 1, 2002.)

                  DISTRIBUTION ALTERNATIVES

                  1. The balance of the Participant's Deferral Account to be distributed in a single lump sum, payable the first day of the first month following the month in which the Participant retires.

                  2. The balance of the Participant's Deferral Account to be distributed in a single lump sum, payable on March 1 of the calendar year following retirement.

                  3. The balance of the Participant's Deferral Account to be distributed in substantially equal installments over a period of 5 years commencing at retirement.

                  4. The balance of the Participant's Deferral Account to be distributed in substantially equal installments over a period of 5 years commencing on March 1 of the calendar year following retirement.

                  5. The balance of the Participant's Deferral Account to be distributed in substantially equal installments over a period of 10 years commencing at retirement.


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Deferred Compensation Plan (Continued)

                  6. The balance of the Participant's Deferral Account to be distributed in substantially equal installments over a period of 10 years commencing on March 1 of the calendar year following retirement.

                  7. The balance of the Participant's Deferral Account to be distributed in substantially equal installments over a period of 15 years commencing at retirement.

                  8. The balance of the Participant's Deferral Account to be distributed in substantially equal installments over a period of 15 years commencing on March 1 of the calendar year following retirement.

         Installment payments (Alternatives 3 through 8), may be received either monthly or on an annual basis. The deferral of distribution(s) to the calendar year following retirement (Alternatives 2, 4, 6 and 8) is limited to Participants who retire from Ameren. The distribution options available in circumstances where the Participant dies, either before or after retirement, or is placed on disability status prior to retirement are described in Sections 13 and 14. The deferral of payments to the calendar year following retirement (Alternatives 2, 4, 6 and 8) is not permitted in cases of death or long term disability.

         With respect to Deferral Commitments commenced prior to January 1, 1991, a Participant may choose to have the balance of said Deferral Account(s) distributed in substantially equal installments over the period commencing at such Participant's retirement and continuing until the Participant attains 80 years of age, provided such Participant selected this distribution option prior to October 12, 1990.

         Except as described in the preceding sentence, a Participant's selection of a method of distribution may be changed by the Participant as frequently as he chooses up to one year prior to the date when distributions from the Participant's Deferral Account are to commence. A change in the method of distribution must be made on a form provided by the Company which must be filed by the Participant with the Company's Vice President, Human Resources.

10.      REVOCATION OF DEFERRAL ELECTION

         A Participant may revoke his election to defer Salary at any time prior to or after completing a Deferral Commitment. Such revocation must be made in writing and filed with the Company's Vice President, Human Resources. When the Participant revokes his deferral election, all amounts deferred pursuant to that Deferral Commitment will be distributed to the Participant in a single sum no later than 30 days after the date the notice of revocation is filed. All Interest credited to the Participant's corresponding Deferral Account will be forfeited, and the



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Deferred Compensation Plan (Continued)

         Participant will not be permitted to commence another Deferral Commitment any sooner than one year after the next January 1.

11.      RETIREMENT OR TERMINATION PRIOR TO COMPLETION OF DEFERRAL COMMITMENT

         If a Participant retires or terminates employment prior to completing a Deferral Commitment, all amounts thus far deferred pursuant to that Deferral Commitment will be distributed to the Participant in a single sum no later than 30 days after the date the Participant retires or terminates employment. All interest credited to the Participant's corresponding Deferral Account will be forfeited.

         A Participant who retires may, in order to avoid the consequences of this Section, complete a Deferral Commitment prior to retirement by accelerating his Deferral Commitment subject to the provisions of
         Section 4.

12.      TERMINATION OF EMPLOYMENT PRIOR TO BECOMING ELIGIBLE FOR RETIREMENT

         A.       General:

                  Except as described in Paragraph B, if a Participant terminates employment after completing one or more Deferral Commitments but prior to becoming eligible for retirement, the balance of the Participant's corresponding Deferral Account(s) shall be distributed in a single sum to the Participant no later than 30 days after the date the Participant terminates employment, except that such balance(s) shall be reduced prior to distribution in order to reflect that all Interest earned on the Participant's Deferral Account(s) shall have been computed using the Base Interest Rate only. Interest representing the increment over the Base Interest Rate which would otherwise have been payable at or after retirement shall be forfeited.

         B.       Change of Control:

                  In the event that a Participant terminates employment from Ameren after completing one or more Deferral Commitments but prior to becoming eligible for retirement and after the occurrence of a Change of Control, the balance of the Participant's Deferral Account(s), including Interest calculated at the Plan Interest Rate, shall be distributed in a single sum to the Participant no later than 30 days after the date the Participant terminates employment. For the purposes of this Paragraph, Change of Control shall mean:


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Deferred Compensation Plan (Continued)

                  1.  the purchase or other acquisition, within the meaning of
                      Section 13(d) of the Securities Exchange Act of 1934, in one or a series of transactions by a person or a group of persons acting in concert, of beneficial ownership in more than 25% of the then outstanding voting stock of Ameren Corporation;

                  2. the receipt of proxies for the election of directors of Ameren Corporation in opposition to the Board's slate of nominees which proxies aggregate more than 40% of the then outstanding voting stock of Ameren Corporation; or

                  3. the sale or issuance of such number of shares of voting stock of Ameren Corporation for consideration other than cash in any transaction or series of related transactions which constitute more than 25% of the outstanding voting power of Ameren Corporation after giving effect to such issuance or sale.

                  HISTORICAL NOTE: A Change of Control occurred on December 31, 1997, with the merger of Union Electric Company and CIPSCO to form Ameren Corporation. Participants in the Plan as of that date vested in their completed Deferral Account(s), including interest calculated at the Plan Interest Rate, and will vest in all future Deferral Account(s), with interest calculated at the Plan Interest Rate, when the corresponding Deferral Commitments for such Deferral Account(s) are completed.

13.      TOTAL DISABILITY OF PARTICIPANT

         In the event that it is determined by a duly licensed physician selected by the Company that, because of ill health, accident or other disability, a Participant is no longer able, properly and satisfactorily, to perform his regular duties and responsibilities, and therefore, such Participant has been placed on long term disability ("LTD"), the Company shall commence distribution of the Participant's Deferral Account(s) in accordance with the distribution method selected by the Participant. Where a Participant had elected a deferral option (Section 9, Alternatives 2, 4, 6 and 8), payments will be made in the same form as elected (i.e., lump sum or installment) but will commence no later than 30 days after the Participant's LTD effective date. Under this provision, a Participant on LTD status may receive a distribution from his Deferral Account(s) prior to attaining Retirement Age.


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Deferred Compensation Plan (Continued)


14.      DEATH OF PARTICIPANT

         A.       Prior to Retirement:

                  1. In the event of the Participant's death prior to his retirement, the Company shall commence distribution of the Participant's Deferral Account(s) to the Participant's designated beneficiary(ies) according to the method(s) selected by the Participant pursuant to Section 9. However, where the Participant had chosen a deferral option (Section 9, Alternatives 2, 4, 6 and 8), payment will be made in the same form as elected (i.e., lump sum or installment) but will commence no later than the tenth day of the month following the Participant's death.

                  2. In addition, for Deferral Commitments commenced prior to January 1, 1995, the following survivor benefits will be payable:

                           The beneficiary(ies) designated by the Participant shall receive from the Company an annual benefit for a period of 10 years, payable in either monthly or annual installments as elected by the beneficiary(ies), equal to one-half of each of the Participant's Deferral Commitments made prior to January 1, 1995 (based on the dollar value of each Deferral Commitment on the date such Deferral Commitment was commenced), except that the benefit payable hereunder shall be calculated by using no more than the first 10 percent of Salary deferred by such Participant. In the event the Participant has designated more than one beneficiary, this additional annual benefit shall be divided among such beneficiaries in the same percentages used to divide and distribute the Participant's Deferral Account(s). (The beneficiary(ies) of a Participant who is receiving or who has received distributions pursuant to either Section 13 or Section 15 is eligible for the benefit described in this paragraph.)

                           In the event a Participant has or had more than one Deferral Commitment in effect at any one time prior to January 1, 1995, for purposes of calculating the additional survivor benefit outlined in the preceding paragraph, all such Deferral Commitments shall be aggregated for the purposes of determining the amount of the benefit payable hereunder with respect to such Deferral Commitments.


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Deferred Compensation Plan (Continued)

         B.       After Retirement:

                  1. In the event a Participant dies after his retirement but prior to receiving benefits under the Plan, the Company shall commence distribution of the Participant's Deferral Account(s) to the Participant's designated beneficiary(ies). Such payments will be made in the same form as elected (i.e., lump sum or installment) but will commence no later than the tenth day of the month following the Participant's death. Where a Participant who is receiving benefits dies, the Company shall continue to make distributions to the Participant's designated beneficiary(ies) in accordance with the method selected by the Participant.

                  2. In addition, for Deferral Commitments commenced prior to January 1, 1995, the following survivor benefits will be payable:

                           If the Participant's death occurs within 15 years after his retirement, the Participant's surviving spouse (if any) shall receive an annual benefit for life, payable in either monthly or annual installments, as elected by the surviving spouse, equal to one-half of the annual amount the Participant would have received from each of his Deferral Accounts, based on each of the Participant's Deferral Commitments commenced prior to January 1, 1995, except that the benefit payable hereunder shall be calculated by using no more than the first 10 percent of Salary deferred by such Participant, and assuming he had selected distribution method 7 pursuant to Section 9. (For the purposes of the benefit described in the preceding sentence, the Interest rate which shall be used to calculate the amount of the annual benefit shall be the Base Interest Rate in effect for the year immediately preceding the year of the Participant's death.)

                           In the event a Participant had more than one Deferral Commitment in effect at any one time prior to January 1, 1995, for purposes of calculating the additional survivor benefit outlined in the preceding paragraph, all such Deferral Commitments shall be aggregated for the purposes of determining the amount of the benefit payable hereunder with respect to such Deferral Commitments.

15.      HARDSHIP DISTRIBUTION

         In the event that a Participant (or in the case of the Participant's death, his beneficiary) suffers a Financial Hardship, the Committee may, if it deems advisable in its sole and absolute discretion, distribute on behalf of the Participant, his beneficiary or legal representative, any portion of the Participant's


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Deferred Compensation Plan (Continued)

         Deferral Account(s), but in no event more than the amount necessary to meet the Financial Hardship. Any such hardship distribution shall be made at such times as the Committee shall determine, and the Participant's Deferral Account(s) shall be reduced by the amount so distributed and/or utilized. Financial Hardship shall mean an unanticipated emergency (as defined by the Internal Revenue Service) caused by an event beyond the control of the Participant or beneficiary which would result in severe financial hardship if early withdrawal were not permitted.

16.      WITHDRAWAL PRIOR TO RETIREMENT

         As of the date which represents the sixth anniversary of the date on which a Participant commenced a Deferral Commitment (provided such Deferral Commitment was commenced prior to January 1, 1991) and on any date thereafter, the Participant may submit a request to withdraw the balance of his corresponding Deferral Account. A request hereunder must be submitted in writing to the Company's Vice President, Human Resources, and it must state the Participant's reason for requesting the withdrawal. The request must be submitted at least one year prior to the date on which the requested withdrawal is to occur. The request may be granted or denied by the Committee in its sole and absolute discretion. In the event that such request is granted, the balance of such Participant's corresponding Deferral Account shall be reduced prior to distribution in order to reflect that all Interest earned thereon shall have been computed using the Base Interest Rate only. Interest representing the increment over the Base Interest Rate which would otherwise have been payable with respect to such Deferral Account at or after retirement shall be forfeited, and the Participant will not be permitted to commence another Deferral Commitment any sooner than one year after the next January 1. Withdrawals which are granted hereunder shall be made in a single lump sum.

17.      DESIGNATION OF BENEFICIARY

         The Participant shall designate in writing, on a form to be furnished by the Company, one or more primary and/or secondary beneficiaries who shall receive distributions otherwise payable to the Participant or as otherwise authorized by the Plan, and such beneficiary designation shall be controlling with respect to all Deferral Accounts such Participant may have pursuant to the provisions of the Plan. The Participant's spouse, if any, must consent in writing to the designation of a primary beneficiary(ies) other than such spouse as the sole primary beneficiary. Subject to the requirement of the preceding sentence, the Participant shall have the right, at any time and for any reason, to submit a revised designation of beneficiary. Such revised designation of beneficiary shall become effective provided it is delivered to the Company's Vice President, Human Resources, prior to the death of such Participant, and it shall supersede all prior designations of beneficiary submitted by the Participant. A beneficiary


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Deferred Compensation Plan (Continued)

         may be a natural person or an entity (such as a trust or a charitable organization).

         If no designation of beneficiary has been received by the Company from the Participant prior to his death, or if the beneficiary(ies) designated by the Participant has not survived the Participant or cannot otherwise be located by the Company within a reasonable period of time, distributions shall be made to the person or persons in the first of the following classes of successive preference:

                  1.       The Participant's surviving spouse.

                  2. The beneficiary(ies) named by the Participant in his most recent Designation of Beneficiary Form filed with the Company pursuant to the terms of the Ameren Group Life Insurance Plan.

                  3.       The Participant's surviving children, equally.

                  4.       The Participant's surviving parents, equally.

                  5. The Participant's surviving brothers and sisters, equally.

                  6. The Participant's personal representative(s), executor(s) or administrator(s).

18.      PAYMENTS TO MINORS OR INCOMPETENTS

         Whenever, in the Committee's opinion, a person entitled to receive any payment under the Plan is a minor, is under a legal or other disability or is so incapacitated as to be unable to manage his financial affairs, a distribution may be made to such person or to his legal representative or to a relative or friend of such person for his benefit, or for the benefit of such person in whatever manner the Committee considers advisable. Any payment of a benefit in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

19.      ADMINISTRATION

         Except as specified otherwise in the Plan, the Committee shall have full power and discretion to administer, construe and interpret the Plan. Any authorized action or decision under the provisions of the Plan undertaken by the Committee arising out of, or in connection with the administration, construction, interpretation or effect of the Plan, or recommendations in accordance therewith, or any rules and regulations adopted by the Committee shall be conclusive and



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Deferred Compensation Plan (Continued)

         binding on all Participants and their beneficiaries and all other persons whosoever.

20.      EFFECT ON RETIREMENT PLAN BENEFITS

         Any reduction in benefits which would otherwise be payable to a Participant pursuant to the provisions of Ameren's retirement plans resulting from his participation in the Plan will be made up by the Company out of general assets of Ameren, as appropriate.

21.      MISCELLANEOUS

         A. Right of Setoff: If, at such time as the Participant becomes entitled to distributions hereunder, the Participant has any debt, obligation or other liability representing an amount owing to Ameren, and if such debt, obligation, or other liability is due and owing at the time that distributions are payable hereunder, the amount owed or owing may be offset against the amount otherwise distributable hereunder.

         B. No Trust Created: The arrangements hereunder are unfunded for tax purposes and for the purposes of ERISA, Title I. Nothing contained in the Plan, and no action taken pursuant to its provisions shall create, or be construed to create, a trust, escrow of any kind, or a fiduciary relationship between Ameren and the Participant, his designated beneficiary(ies), other beneficiaries of the Participant or any other person.

         C. Unsecured General Creditor Status: Distributions to the Participant or his designated beneficiary(ies) or any other beneficiary(ies) hereunder shall be made from assets which prior to distribution shall continue, for all purposes, to be a part of the general corporate assets and no person (including Participants) shall have any interest in such assets of Ameren, including without limitation the proceeds of life or other insurance policies, by virtue of the provisions of the Plan. To the extent that any person, including the Participant, acquires a right to receive distributions under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of Ameren and the obligation to pay constitutes a mere promise of Ameren to make payments in the future.

         D. Recovery of Costs: In the event that the Company purchases an insurance policy or policies insuring the life of a Participant or any other property to allow Ameren to recover the costs of providing deferred compensation in whole or in part, hereunder, neither the Participant, his beneficiary(ies) nor any other person or persons shall have any rights therein whatsoever. Ameren shall be the sole owners and beneficiaries of any such insurance policy and shall possess and may exercise all incidents of ownership therein.

         E. Protective Provisions: A Participant shall cooperate with the Company by providing all information requested including a medical history. In connection therewith, the Company reserves the right to require that the Participant submit to a physical examination if such examination is deemed to be necessary or appropriate. The costs of all such physical examinations will be paid by the Company. If the Participant refuses to cooperate with the Company, the Company shall have no further obligation to the Participant under the provisions of the Plan. If the Participant makes any material misstatement of information or non-disclosure of medical history, then no benefits shall be payable to the Participant or his beneficiary(ies) over and above actual Salary deferrals.

         F. No Contract of Employment: Nothing contained herein shall be construed to be a contract of employment for any term of years, nor a conferring upon the Participant the right to continue to be employed in his present capacity, or in any capacity. It is expressly understood that the Plan relates to the payment of deferred compensation for the Participant's services normally distributable after termination of his employment, and the Plan is not in any way intended to be an employment contract.

         G. Spendthrift Provisions: Neither the Participant, his beneficiary(ies), nor any other person or persons shall have any power or right to sell, alienate, attach, garnish, transfer, assign, anticipate, pledge or otherwise encumber any part or all of a Deferral Account maintained or distributable hereunder. No amounts hereunder shall be subject to seizure by any creditor of the Participant or a beneficiary, beneficiary(ies) or any other person or persons by a proceeding at law or in equity, nor shall such amounts be transferable by operation of law in the event of divorce, legal separation, bankruptcy, insolvency or death of the Participant, his beneficiary(ies), or any other person or persons. Any such attempted assignment or transfer shall be null and void.

         H. Withholding Taxes: To the extent required by the law in effect at the time that deferrals are made hereunder, the Company shall withhold from non-deferred compensation the payroll taxes required to be withheld by the federal or any state or local government.

         I. Suspension, Termination and Amendment: The Board of Directors of Ameren Corporation shall have the power to suspend or terminate the Plan in whole or in part at any time, and from time-to-time to extend, modify, amend or revise the Plan in such respects as the Board of Directors by resolution may deem advisable, provided that no such extension, modification, amendment or revision shall deprive a Participant, or any beneficiary(ies) thereof, of any part or all of the Participant's Deferral Account.

         J. Conflicts: Any conflict in the language or terms or interpretation of the language or terms of the Plan between this Plan document and any other document which purports to describe the rights, benefits, duties or obligations of any Participant, Ameren or any other person or entity shall be resolved in favor of this Plan document.

         K. Validity: In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.

         L. Captions: The captions of the articles and sections of the Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.

         M. Gender and Plurals: Wherever used in the Plan, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

         N. Notice: Any election, beneficiary designation, notice, consent or demand required or permitted to be given under the provisions of the Plan shall be in writing and shall be signed by the Participant. If such election, beneficiary designation, notice, consent or demand is mailed by a Participant, it shall be sent by United States Certified Mail, postage prepaid, and addressed to the Vice President, Human Resources, Ameren Services Company, P. O. Box 66149, St. Louis, Missouri 63166-6149. The date of such mailing shall be deemed to be the date of such notice, consent or demand.

         O. Governing Law: The Plan, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Missouri.

         P. Disputes: Time shall be of the essence in determining whether any payments are due to the Participant or his beneficiary(ies) under the Plan. Therefore, a Participant or beneficiary(ies) may submit any claim for payment under the Plan or dispute regarding the interpretation of the Plan to arbitration. This right to select arbitration shall be solely that of the Participant or his beneficiary(ies), and the Participant or beneficiary(ies) may decide whether or not to arbitrate in his sole discretion. The "right to select arbitration" is not mandatory on the Participant or beneficiary(ies), and the Participant or beneficiary(ies) may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration has commenced, however, it may not be discontinued without the mutual consent of the Participant or beneficiary(ies), and the Company. During the lifetime of the Participant only the Participant can use the arbitration procedure set forth herein.

                  Any claim for arbitration may be submitted as follows: if the Participant or his beneficiary(ies) disagrees with the Company regarding the interpretation of the Plan and the claim is finally denied by the Company in whole or in part, such claim may be filed in writing with an arbitrator of the Participant's or beneficiary(ies)'s choice who is selected by the method described in the following paragraph.

                  The Participant or his beneficiary(ies) shall submit a list of five potential arbitrators. Each of the five arbitrators so listed must be either (1) a member of the American Arbitration Association who is also a resident of the State of Missouri or
                  (2) a retired Missouri Circuit Court or Court of Appeals Court judge. Within one week after receipt of said list, the Company shall select one of the five arbitrators as the arbitrator for the dispute in question and notify said arbitrator of his selection. If the Company fails to select and notify an arbitrator in a timely manner, the Participant or beneficiary(ies) shall then designate one of the five arbitrators as the arbitrator for the dispute in question.

                  The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the selection of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of the Participant or his beneficiary(ies) and the Company. Absence from or nonparticipation at the hearing by either the Participant, or beneficiary(ies), or the Company shall not prevent the issuance of an award by the arbitrator. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his sole discretion when he decides he has heard sufficient evidence to justify the issuance of an award.

                  The arbitration award may be enforced in any appropriate court as soon as possible after its issuance. For the purposes of apportioning expenses and fees, the Company will be considered to be the prevailing party in a dispute if the arbitrator determines (1) that Ameren has not breached its obligations or duties under the provisions of the Plan and (2) the claim of the Participant or beneficiary(ies) was not made in good faith. Otherwise, the Participant or beneficiary(ies) will be considered to be the prevailing party. In the event that Ameren is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorneys' fees incurred by the Company) including the fees of stenographic reporting, if employed, shall be paid by the Participant or beneficiary(ies). In the event that the Participant or beneficiary(ies) is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys' fees incurred by the Participant or beneficiary(ies) in pursuing his claim), including the fees of stenographic reporting, if employed, shall be paid by the Company.